EX-99.B-77D(g)

SUB-ITEM 77D(g): Any other investment policy set forth in the registrant’s charter, by-laws or prospectus.

IVY VARIABLE INSURANCE PORTFOLIOS

Supplement dated October 13, 2016 to the

Ivy Variable Insurance Portfolios Prospectus

dated April 29, 2016

as supplemented June 8, 2016 and September 30, 2016

The following information supplements and supersedes any contrary information in the prospectus:

Prospectus Changes

Effective October 14, 2016, the Prospectus is revised as follows:

The second, third and fourth paragraphs in the “Principal Investment Risks” section are deleted for Ivy VIP Government Money Market.

The “Principal Investment Risks — Company Risk” bullet point is deleted in its entirety for Ivy VIP Government Money Market.

The following is inserted following the last sentence of the “Principal Investment Risks — Credit Risk” section for Ivy VIP Government Money Market:

U.S. government securities generally have the least credit risk, but are not completely free from credit risk. Any downgrade of securities issued by the U.S. government may result in a downgrade of securities issued by its agencies or instrumentalities.

The following replaces the “Principal Investment Risks — Money Market Fund Regulatory Risk” section for Ivy VIP Government Money Market:

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Money Market Fund Regulatory Risk. In accordance with amendments to money market fund rules adopted by the Securities and Exchange Commission, the Portfolio has converted to a “government money market fund.” This conversion may require additional changes to the Portfolio’s investment strategies and operations and may negatively affect the Portfolio’s expenses, operations, returns and liquidity. The conversion of money market funds to “government money market funds,” in general, could lead to supply issues within the U.S. Treasury securities market as demand increases for U.S. government securities.

The following is inserted as a new bullet point immediately following the “Principal Investment Risks — Money Market Fund Regulatory Risk” section for Ivy VIP Government Money Market:

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Mortgage-Backed and Asset-Backed Securities Risk. Mortgage-backed and asset-backed securities are subject to prepayment risk and extension risk. When interest rates decline, unscheduled prepayments can be expected to accelerate, shortening the average lives of such securities, and the Portfolio may be required to reinvest the proceeds of the prepayments at the lower interest rates then available. Unscheduled prepayments also would limit the potential for capital appreciation on mortgage-backed and asset-backed securities. Conversely, when interest rates rise, the values of mortgage-backed and asset-backed securities generally fall. Rising interest rates typically result in decreased prepayments and longer average lives of such securities. This could cause the value of such securities to be more volatile or decline more than other fixed-income securities, and may magnify the effect of the rate increase on the price of such securities. Certain mortgage-backed securities are U.S. government securities. See U.S. Government Securities Risk for the risks of these types of securities.

The following are inserted as new bullet points immediately following the “Principal Investment Risks — Reinvestment Risk” section for Ivy VIP Government Money Market:

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Repurchase Agreements Risk. Repurchase agreements are agreements in which the seller of a security to the Portfolio agrees to repurchase that security from the Portfolio at a mutually agreed-upon price and time. The return on the securities subject to the repurchase agreement may be more or less than the return on the repurchase agreement. Repurchase agreements carry the risk that the counterparty may not fulfill its obligations under the agreement. This could cause the Portfolio’s income to decline and may impact the Portfolio’s performance.

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U.S. Government Securities Risk. Certain U.S. government securities, such as U.S. Treasury (Treasury) securities and securities issued by the Government National Mortgage Association (Ginnie Mae), are backed by the full faith and credit of the U.S. government. Other U.S. government securities, such as securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Federal Home Loan Banks (FHLB), are not backed by the full faith and credit of the U.S. government and, instead, may be supported only by the credit of the issuer or by the right of the issuer to borrow from the Treasury.

The following replaces the “Additional Information about Principal Investment Strategies, Other Investments and Risks – Ivy VIP Government Money Market – Principal Risks” section:

Principal Risks. An investment in Ivy VIP Government Money Market is subject to various risks, including the following:

∎ Amortized Cost Risk ∎ Credit Risk ∎ Income Risk ∎ Interest Rate Risk ∎ Management Risk ∎ Market Risk	∎ Money Market Fund Regulatory Risk ∎ Mortgage-Backed and Asset-Backed Securities Risk ∎ Reinvestment Risk ∎ Repurchase Agreements Risk ∎ U.S. Government Securities Risk

The following replaces the “Additional Information about Principal Investment Strategies, Other Investments and Risks – Ivy VIP Government Money Market – Non-Principal Risks” section:

Non-Principal Risks. In addition to the Principal Risks identified above, an investment in Ivy VIP Government Money Market may be subject to other, non-principal risks, including the following:

∎ Redemption Risk ∎ When-Issued and Delayed-Delivery Transaction Risk

The following replaces the “Defining Risks — Money Market Fund Regulatory Risk” section:

Money Market Fund Regulatory Risk — As a money market fund, Ivy VIP Government Money Market is subject to the specific rules governing money market funds and is subject to regulation by the SEC. In July 2014, the SEC adopted final rules governing money market funds, which will affect the manner in which money market funds are structured and operated. In accordance with the final rules, the Portfolio has converted to a “government money market fund.” The precise impact of this conversion on the Portfolio’s structure and operations and on the money market fund industry in general has not yet been determined, but any related changes to the Portfolio’s investment strategy and operations and/or any impact on the trading and value of money market instruments may negatively affect the Portfolio’s expenses, operations, returns and liquidity. The conversion of money market funds to “government money market funds,” in general, could lead to supply issues within the U.S. Treasury securities market as demand increases for U.S. government securities.

The following is inserted immediately following the “Defining Risks — REOC-Related Risk” section:

Repurchase Agreements Risk — Repurchase agreements are agreements in which the seller of a security to the Portfolio agrees to repurchase that security from the Portfolio at a mutually agreed-upon price and time. The return on the securities subject to the repurchase agreement may be more or less than the return on the repurchase agreement. Repurchase agreements carry the risk that the counterparty may not fulfill its obligations under the agreement. This could cause the Portfolio’s income to decline and may impact the Portfolio’s performance.

The following is inserted immediately following the “Defining Risks — Value Stock Risk” section:

When-Issued and Delayed-Delivery Transaction Risk — Ivy VIP Government Money Market may purchase securities in which it may invest on a when-issued or delayed-delivery basis or sell them on a delayed-delivery basis. The securities so purchased or sold are subject to market fluctuation; their value may be less or more when delivered than the purchase price paid or received. When purchasing securities on a when-issued or delayed-delivery basis, the Portfolio assumes the rights and risks of ownership, including the risk of price and yield fluctuations. If the other party to a delayed-delivery transaction fails to deliver to pay for the securities, the Portfolio could miss a favorable price or yield opportunity, or could suffer a loss.